Exhibit 9

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of March 19, 2008, by and between Noble International, Ltd., a Delaware corporation, with headquarters located at 840 W. Long Lake Road, Suite 601, Troy, MI 48098 (the “Company”), and ArcelorMittal S.A., a Luxembourg corporation with headquarters located at 19, avenue de la Liberté, L-2930 Luxembourg, Grand Duchy of Luxembourg (the “Buyer”).

WHEREAS:

A. The Company and the Buyer are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”);

B. The Company has authorized the issuance of a subordinated convertible note of the Company in the aggregate original principal amount of FIFTY MILLION U.S. DOLLARS (US$50,000,000.00) in the form attached hereto as Exhibit A (together with any subordinated convertible note issued in replacement thereof in accordance with the terms thereof, the “Note”), which Note shall be convertible into shares of the Company’s Common Stock, par value $0.00067 per share (the “Common Stock”) (as converted, the “Conversion Shares”), in accordance with the terms of the Note;

C. The Buyer wishes to purchase, and the Company wishes to sell, the Note upon the terms and conditions set forth in this Agreement;

D. In connection with the issuance of the Note, the Buyer, the Company and Robert J. Skandalaris shall enter into (i) an amendment to the Registration Rights Agreement, dated as of August 31, 2007, by and among the Company, the Buyer and Robert J. Skandalaris (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit B (the “First Amendment to Registration Rights Agreement”) and (ii) an amendment to and waiver of certain provisions of the Standstill and Stockholder Agreement, dated as of August 31, 2007, by and among the Company, the Buyer and Robert J. Skandalaris (the “Standstill and Stockholder Agreement”) substantially in the form attached hereto as Exhibit C (the “Agreement and Waiver”); and

E. The Note and the Conversion Shares collectively are referred to herein as the “Securities.”

NOW, THEREFORE, the Company and the Buyer hereby agree as follows:

1. PURCHASE AND SALE OF NOTE.

(a) Purchase of Note.

(i) Note. Subject to the terms and conditions set forth herein, the Company shall issue and sell to the Buyer, and the Buyer agrees to purchase from the Company on the Closing Date (as defined below), the Note (the “Closing”).

(ii) Closing. The Closing shall occur on the Closing Date at the offices of DLA Piper US LLP, 1251 Avenue of the Americas, New York, New York 10020.

(iii) Purchase Price. The purchase price (the “Purchase Price”) for the Note shall be FIFTY MILLION U.S. DOLLARS (US$50,000,000.00).

(b) Closing Date. The date and time of the Closing (the “Closing Date”) shall be 10:00 a.m., New York Time, on March 20, 2008, subject to notification of satisfaction (or waiver) of the conditions to the Closing set forth in Sections 5 and 6 below (or such later date as is mutually agreed to by the Company and the Buyer).

(c) Form of Payment. On the Closing Date, (i) the Buyer shall pay the Purchase Price to the Company by wire transfer of immediately available funds in accordance with the Company’s written wire instructions, and (ii) the Company shall deliver to the Buyer the Note, duly executed on behalf of the Company and registered in the name of the Buyer or its designee.

2. BUYER’S REPRESENTATIONS AND WARRANTIES.

The Buyer represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:

(a) No Public Sale or Distribution. The Buyer is (i) acquiring the Note and (ii) upon conversion of the Note will acquire the Conversion Shares issuable upon conversion of the Note for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, the Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption from the registration requirements of the 1933 Act and applicable state securities laws. The Buyer presently does not have any agreement or understanding, directly or indirectly, with any person to distribute any of the Securities.

(b) Accredited Investor Status. The Buyer is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission (the “SEC”) under the 1933 Act (“Regulation D”).

(c) Transfer or Resale. In connection with the Buyer’s subsequent offers to sell, the Buyer (i) will offer the Securities for resale only upon the terms and conditions set forth in the Note and this Agreement and, if the offer and sale of the Securities is registered under the 1933 Act, pursuant to prospectus delivery requirements (the “Exempt Resales”), and (ii) unless the offer to sell and sale is registered under the 1933 Act or in accordance with Rule 144 promulgated under the 1933 Act, will solicit offers to buy the Securities only from, and will offer and sell the Securities only to, (A) persons reasonably believed by the Buyer to be a “qualified institutional buyer” as defined in Rule 144A under the 1933 Act (a “QIB”) or (B) persons reasonably believed by the Buyer to be an “accredited investor” as that term is defined in Rule 501(a) of Regulation D (an “Accredited Investor”) or (C) persons reasonably believed by the Buyer to be non-U.S. persons referred to in Regulation S under the 1933 Act (“Non-U.S. Persons”), and in connection with each such sale to a QIB, Accredited Investor or Non-U.S. Person, it will take reasonable steps to ensure that the purchaser of such Note is aware that such sale is being made in reliance on Rule 144A under the 1933 Act or Regulation S, as applicable.

(d) General Solicitation. No form of general solicitation or general advertising in violation of the 1933 Act has been or will be used nor will any offers in any manner involving a public offering within the meaning of Section 4(2) of the 1933 Act or, with respect to the sale of the Securities in reliance on Regulation S, by means of any directed selling efforts be made by the Buyer or any of its representatives in connection with the offer and sale of any of the Securities.

(e) Reliance on Exemptions. The Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Securities.

(f) Information. The Buyer and its advisors have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by the Buyer. The Buyer and its advisors have been afforded the opportunity to ask questions of the Company and have received what the Buyer and its advisors believe to be satisfactory answers to any such inquiries. Neither such inquiries nor any other due diligence investigations conducted by the Buyer or its advisors or its representatives shall modify, amend or affect the Buyer’s right to rely on the Company’s representations and warranties contained herein. The Buyer understands that its investment in the Securities involves a high degree of risk. The Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(g) No Governmental Review. The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(h) Restrictions. The Buyer understands that except as provided in this Agreement and the Registration Rights Agreement, as amended by the First Amendment to Registration Rights Agreement: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) the Buyer shall have delivered to the Company an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) the Buyer provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person (as defined below) through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) except as provided in the Registration Rights Agreement, as amended by the First Amendment to Registration Rights Agreement, neither the Company nor any other Person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. The Securities may be pledged in connection with a bona fide margin account or other loan secured by the Securities and such pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and the Buyer shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document, including, without limitation, this Section 2(h); provided, that in order to make any sale, transfer or assignment of Securities, the Buyer and its pledgee makes such disposition in accordance with or pursuant to a registration statement or an exemption under the 1933 Act. As used herein, the term “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(i) Legends. Until such time as the resale of the Note and the Conversion Shares have been registered under the 1933 Act, the Buyer understands that the Note and the stock certificates representing the Conversion Shares, except as set forth below, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

[NEITHER THE ISSUANCE AND SALE OF THE SECURITY REPRESENTED BY THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN][THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OR ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Securities are registered for resale under the 1933 Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the 1933 Act, or (iii) such holder provides the Company with reasonable assurance that the Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A or another exemption from the registration requirements of the 1933 Act.

(j) Validity; Enforcement. This Agreement, the First Amendment to Registration Rights Agreement and the Agreement and Waiver have been duly and validly authorized, executed and delivered on behalf of the Buyer and shall constitute the legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies, and except that any rights to indemnity or contribution under the Transaction Documents (as defined below) may be limited by federal and state securities laws and public policy considerations.

(k) No Conflicts. The execution, delivery and performance by the Buyer of this Agreement, the First Amendment to Registration Rights Agreement and the Agreement and Waiver and the consummation by the Buyer of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of the Buyer or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Buyer is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Buyer, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Buyer to perform its obligations hereunder.

(l) Residency. The Buyer is a resident of Luxembourg. The Buyer represents that it was not organized solely for purposes of making an investment in the Company.

(m) Broker’s or Finder’s Fees. The Buyer is not a party to any written or oral agreement that provides for the payment of any commission or broker’s or finder’s fees from the Buyer or the Buyer’s affiliates (excluding the Company) to any Person or from the Company or the Company’s affiliates (excluding the Buyer) to any Person in connection with any of the transactions contemplated by the Transaction Documents.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Buyer, as of the date hereof and as of the Closing Date, as follows:

(a) Power and Authority. The Company is and will on the Closing Date be a corporation duly organized and validly existing under the laws of Delaware. The only corporate consents or approvals required by the Company for the consummation of the transactions contemplated by this Agreement, the Note, the First Amendment to Registration Rights Agreement and the Agreement and Waiver (collectively, the “Transaction Documents”) are set forth in Schedule 3(a) hereto. Subject to obtaining such consents and approvals, the Company has and on the Closing Date will have the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations under this

Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby, and each of this Agreement and the other Transaction Documents has been and will have been duly authorized and approved by all required corporate action of the Company. Subject to obtaining the consents and approvals noted in Schedule 3(a) hereto, this Agreement and the other Transaction Documents constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its and their terms.

(b) No Violation of Laws and Regulations. Assuming the conditions precedent set forth in Section 6 are fulfilled, the execution and delivery of this Agreement and the other Transaction Documents by the Company, the performance of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby will not:

(i) violate any provision of the governing instruments of the Company or of any of the Company’s affiliates;

(ii) violate any statute, rule, regulation, order or decree of any public body or authority by which the Company or any of the Company’s affiliates or any of their properties or assets is bound; or

(iii) result in a violation or breach of, constitute a default under, or give rise to a right of termination or acceleration of the performance required by any license, permit, agreement (including any joint venture agreement) or other instrument to which the Company or any of the Company’s affiliates is a party, or by which the Company or any of the Company’s affiliates or any of their properties or assets is bound;

excluding from the foregoing clauses (i) through (iii) violations, breaches or defaults that, either individually or in the aggregate, would not prevent the Company from performing its obligations under this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby and would not impede operation of the business of the Company as it is presently operated or proposed to be operated.

(c) Issuance of Securities. The Note, upon issuance in accordance with the terms hereof, shall be (i) free from all taxes, liens and charges with respect to the issuance thereof and (ii) free of restrictions on transfer other than restrictions imposed by the terms of the Note, this Agreement and applicable securities laws. Upon conversion, exercise or issuance in accordance with the terms of the Note, the Conversion Shares will be duly and validly issued, fully paid and non-assessable and will be free from all taxes, liens and charges with respect to the issuance thereof, and free of restrictions on transfer other than restrictions on transfer imposed by the terms of the Note, this Agreement and by applicable securities laws. As of the Closing Date, a sufficient number of shares of Common Stock shall have been duly authorized and reserved for issuance upon conversion of the Note in accordance with the terms of the Note. Except as set forth in this Agreement or in Schedule 3(c) hereto, there are not, and on the Closing Date there will not be, any outstanding obligations, warrants, options, convertible debt instruments, debt instruments with share subscription rights, preemptive rights or other agreements to which the Company is a party or otherwise bound, providing for the issuance of or the right to purchase any additional shares of capital stock or for the purchase, sale or repurchase, redemption or other acquisition of capital stock in the Company.

(d) SEC Reports and Financial Statements. The Company has filed with the SEC, and there are posted on the SEC’s EDGAR website, true and complete copies of, all forms, reports and other documents required to be filed by the Company since January 1, 2004 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Such documents, as amended since the time of their filing, are collectively referred to in this Agreement as the “Company SEC Documents.”) The Company SEC Documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act; provided, however, that the preceding representations and warranties do not apply to any information, including but not limited to any financial information, in any Company SEC Document provided by, or at the direction of, the Buyer or any of the Buyer’s affiliates or their officers or employees; provided further, however, that for purposes of the foregoing proviso, the Company is not deemed an affiliate of the Buyer. The consolidated financial statements of the Company included in the Company SEC Documents (a) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (b) have been prepared in accordance with United States generally accepted accounting principles (“US Accounting Principles”) during the period involved (except as is indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and (c) fairly present (subject, in the case of the unaudited statements, to normal year-end audit adjustments) in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flow for the periods then ended. Except as set forth in the financial statements included (or incorporated by reference) in the Company SEC Documents (including the notes thereto), and except for the liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent such financial statements, there are no material liabilities or obligations of any nature required by US Accounting Principles to be set forth on a consolidated balance sheet of the Company and its subsidiaries or in the notes thereto. Except as disclosed in Schedule 3(d) or in notes to the financial statements included (or incorporated by reference) in the Company SEC Documents, neither the Company nor any of its affiliates is subject to any material contingent liability that would not be so required to be set forth on a consolidated balance sheet of the Company and its subsidiaries or in the notes thereto.

(e) Absence of Certain Changes or Events. Since September 30, 2007, except as expressly contemplated by this Agreement and the other Transaction Documents, (a) the business conducted (or to be conducted) by the Company and the Company’s affiliates has been operated in the ordinary course, (b) no action has been taken that, if taken subsequent to the execution of this Agreement and on or prior to the Closing, would constitute a breach of the Company’s covenants set forth in this Agreement and (c) to the Company’s knowledge there are no events or circumstances that are likely to have a Material Adverse Effect. As used herein the term “Material Adverse Effect” means any event, circumstance, change or effect that is materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company, but excluding (i) events, circumstances, changes or effects that generally affect the industries or markets in which the Company operates (and do not arise from events, circumstances, changes or events described in the immediately succeeding clauses (ii) or (iii) or arising from or relating to changes in laws or regulations or judicial interpretation thereof, except, in each case, to the extent the Company is affected in a materially disproportionate manner as compared to other similar companies); (ii) events, circumstances, changes or effects affecting the United States, European or world financial markets, or general economic or political conditions; (iii) events, circumstances, changes or effects arising from terrorism, attack, war, riot, insurrection, other armed conflict or civil disorder; (iv) changes or effects arising out of or resulting from the execution and delivery of this Agreement or the public announcement thereof, or the consummation of the transactions contemplated hereby; (v) any events, circumstances, changes or effects that result from any action taken at the request of the Buyer and not contemplated by this Agreement; (vi) any adverse development relating to a customer; (vii) any failure to meet any projections, forecasts or predictions (it being understood that the facts or events giving rise or contributing to such failure may be deemed to constitute such a material adverse effect or be taken into account in determining whether such a material adverse effect has occurred); (viii) events, circumstances, changes or effects of which Buyer is aware, or which have been included in the written information the Company has provided to Buyer or its employees (including those who serve as directors of the Company) since August 31, 2007; and (ix) any change in accounting rules or procedures.

(f) Sales by the Company of Similar Securities. No securities of the Company of the same class as the Note have been offered, issued or sold by the Company or any of its affiliates within the six-month period immediately prior to the date hereof.

(g) Broker’s or Finder’s Fees. The Company is not a party to any written or oral agreement that provides for the payment of any commission or broker’s or finder’s fees from the Company or the Company’s affiliates (excluding the Buyer) to any Person or from the Buyer or the Buyer’s affiliates (excluding the Company) to any Person in connection with any of the transactions contemplated by the Transaction Documents, and to the Company’s knowledge, no claims for such a fee have been made against the Company or the Company’s affiliates (excluding the Buyer).

4. COVENANTS.

(a) Best Efforts. Each party shall use its best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 5 and 6 of this Agreement.

(b) Stockholder Approval. At the next annual meeting of the Company’s stockholders, the Company shall submit for approval a proposal to allow the issuance of the Conversion Shares in accordance with NASDAQ Marketplace Rule 4350(i). In connection with such meeting, the Company shall use its best efforts to solicit its stockholders’ approval of such issuance and to cause its board of directors to recommend to the stockholders that they approve such proposal.

(c) Controlled Companies Exemption. The Company shall utilize the “Controlled Company” exemption under NASDAQ Marketplace Rule 4350(c)(5) (or any successor rule thereto) at any time the Buyer and its affiliates beneficially own more than 50% of the Company’s voting securities.

(d) Nomination of Directors. Promptly following (i) the Closing and (ii) the designation by the Buyer of the Buyer’s nominees to serve on the Company’s Board of Directors and board committees (the “Nominees”), the Company shall use its best efforts to cause the Nominees to be duly elected to fill vacancies on the Board of Directors in accordance with the Standstill and Stockholder Agreement, as amended by the Agreement and Waiver.

5. CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

(a) Closing Date. The obligation of the Company hereunder to issue and sell the Note to the Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Buyer with prior written notice thereof:

(i) The Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company;

(ii) The Buyer shall have delivered to the Company the Purchase Price by wire transfer of immediately available funds pursuant to the wire instructions provided at least two Business Days prior to the Closing Date by the Company;

(iii) The representations and warranties of the Buyer shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer at or prior to the Closing Date; and

(iv) The parties shall have obtained all third party consents, approvals and waivers necessary for the transactions contemplated by this Agreement and the other Transaction Documents, as set forth on Schedule 5(a).

6. CONDITIONS TO THE BUYER’S OBLIGATION TO PURCHASE.

(a) Closing Date. The obligation of the Buyer hereunder to purchase the Note at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Buyer’s sole benefit and may be waived by the Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

(i) The Company shall have executed and delivered to the Buyer each of the Transaction Documents;

(ii) The Company shall have procured the delivery to the Buyer of each of the First Amendment to Registration Rights Agreement and the Agreement and Waiver, executed by Robert J. Skandalaris;

(iii) The Company shall have obtained all governmental and regulatory consents and approvals necessary for the transactions contemplated by this Agreement and the other Transaction Documents, excluding, however, filing of any pre-merger notification under the Hart-Scott-Rodino Antitrust Improvements Act or notifications under similar laws of other countries, and expiration of waiting periods thereunder, that may be required for the conversion of the Note;

(iv) The parties shall have obtained all third party consents, approvals and waivers necessary for the transactions contemplated by this Agreement and the other Transaction Documents, as set forth on Schedule 5(a);

(v) The Company shall have delivered to the Buyer a certificate evidencing the incorporation and good standing of the Company issued by the Secretary of State of the State of Delaware, as of a date on or within 10 days prior to the Closing Date;

(vi) The Company shall have delivered to the Buyer a certificate evidencing the Company’s qualification as a foreign corporation and good standing issued by the Secretary of State of the State of Michigan, as of a date on or within 10 days prior to the Closing Date;

(vii) The Company shall have delivered to the Buyer a certificate, executed by the Secretary of the Company and dated as of the Closing Date, as to (i) the resolutions adopted by the Company’s Board of Directors authorizing the execution and delivery of this Agreement and the other Transaction Documents, the consummation of the transactions contemplated hereby and thereby and the authorization of issuance of Common Stock upon conversion of the Note and the reservation of shares therefor, in form and substance reasonably acceptable to the Buyer, (ii) the Certificate of Incorporation and (iii) the Bylaws, each as in effect at the Closing;

(viii) The representations and warranties of the Company under the Transaction Documents shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date. The Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Buyer;

(ix) The Company shall have delivered to the Buyer a letter from the Company’s transfer agent certifying the number of shares of Common Stock outstanding as of a date on or within five days prior to the Closing Date; and

(x) The Company shall have delivered to the Buyer such other documents relating to the transactions contemplated by this Agreement as the Buyer or its counsel may reasonably request.

7. TERMINATION. In the event that the Closing shall not have occurred on or before March 31, 2008 due to the Company’s or the Buyer’s failure to satisfy the conditions set forth in Sections 5 and 6 above (and the nonbreaching party’s failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement at the close of business on such date without liability to the other party.

8. MISCELLANEOUS.

(a) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by a party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e) Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Buyer, the Company, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Buyer and any amendment to this Agreement made in conformity with the provisions of this Section 8(e) shall be binding on the Buyer and holder of the Note, as applicable. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

(f) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Noble International, Ltd.

840 W. Long Lake Road, Suite 601

Troy, Michigan 48098

Telephone: +1 (248) 519-0700

Facsimile: +1 (248) 519-0701

Attention: Michael C. Azar

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP

500 Woodward Avenue, Suite 2700

Detroit, Michigan 48226

Telephone: +1 (313) 234-7103

Facsimile: +1 (313) 234-2800

Attention: Patrick Daugherty, Esq.

If to the Buyer:

ArcelorMittal S.A.

19, avenue de la Liberté

Luxembourg L-2930

Telephone: +352-4792-2429

Facsimile: +352-4792-89 2429

Attention: Hans Kerkhoven

with a copy (which shall not constitute notice) to:

DLA Piper US LLP

1251 Avenue of the Americas

New York, New York 10020

Telephone: +1 (212) 335-4500

Facsimile: +1 (212) 335-4501

Attention: Garry P. McCormack, Esq.

Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Note. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Buyer, including by merger or consolidation, except pursuant to a Change of Control (as defined in Section 5 of the Note) with respect to which the Company is in compliance with Section 5 of the Note. The Buyer may assign some or all of its rights hereunder without the consent of the Company, in which event such assignee shall be deemed to be the Buyer hereunder with respect to such assigned rights.

(h) No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and, except as set forth in Sections 8(k) and 8(m), is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(i) Survival. Unless this Agreement is terminated under Section 7, the representations and warranties of the Company and the Buyer contained in Sections 2 and 3 and the agreements and covenants set forth in Sections 4 and 8 shall survive the Closing.

(j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k) Indemnification.

(i) If the Company breaches or has breached any of its representations, warranties, covenants, undertakings or other agreements under this Agreement, then, following the Closing, the Company shall (without duplication) indemnify, defend and hold harmless Buyer and each of its affiliates (including, without limitation, controlling persons), and the directors, officers, employees, advisors and agents of each of the foregoing (each a “Buyer Affiliate”) from and against any losses, claims, damages, liabilities, and expenses (including legal fees), joint or several (“Damages”), suffered or incurred by Buyer or any Buyer Affiliate (as the case may be) as a result of such breach to the extent, and only to the extent, that such Damages individually (or together with all related Damages) exceed $30,000.

(ii) If Buyer breaches or has breached any of its representations, warranties, covenants, undertakings or other agreements under this Agreement, then, following the Closing, Buyer shall (without duplication) indemnify, defend and hold harmless the Company and each of its affiliates (including, without limitation, controlling persons) and the directors, officers, employees, advisors and agents of each of the foregoing (each a “Company Affiliate”) from and against any Damages suffered or incurred by the Company or such Company Affiliate (as the case may be) as a result of such breach to the extent, and only to the extent, that such Damages individually (or together with all related Damages) exceed $30,000.

(iii) The Company’s and the Buyer’s respective obligations hereunder shall be in addition to any liability they may have at common law or otherwise and shall be binding upon their respective successors and assigns. The Company’s and Buyer’s obligations hereunder shall inure to the benefit of the successors, assigns, heirs and personal representatives of the Buyer and the Buyer Affiliates, on the one hand, and the Company and the Company Affiliates, on the other hand.

(l) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(m) Remedies. The Buyer and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under the Transaction Documents, any remedy at law may prove to be inadequate relief to the Buyer. The Company therefore agrees that the Buyer shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

(n) Payment Set Aside. To the extent that the Company makes a payment or payments to the Buyer hereunder or pursuant to any of the other Transaction Documents or the Buyer enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration and, to the extent permitted under applicable law, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Buyer and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

NOBLE INTERNATIONAL, LTD.

By:	/s/ Thomas L. Saeli
Name:	Thomas L. Saeli
Title:	CEO

BUYER:

ARCELORMITTAL S.A.

By:	/s/ Hans Kerkhoven
Name:	Hans Kerkhoven
Title:	Vice President, Finance

By:	/s/ Jean-François Crancée
Name:	Jean-François Crancée
Title:	Vice President, Global Customers

[Signature Page to Securities Purchase Agreement]